Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of First Shares Bancorp, Inc. on Form S-8 of our report dated January 9, 2002, except for Note 17 with respect to the public offering, as to which the date is March 27, 2002, on the consolidated financial statements of First Shares Bancorp, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in the Annual Report on Form 10-KSB.

/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP

September 13, 2002
Indianapolis, Indiana